Exhibit 5.(iii)

Boise Idaho Falls Pocatello

Richard C. Fields	Michael O. Roe	Mindy M. Willman		Mailing Address PO Box 829 Boise ID 83701-0829
John S. Simko	David S. Jensen	Jetta Hatch Mathews
John C. Ward	James L. Martin	Andrea J. Rosholt
David B. Lincoln	C. Clayton Gill	Maria O. Hart
Gary T. Dance	Michael W. McGreaham	Kirk J. Houston		Physical Address US Bank Plaza 101 S Capitol Blvd 10th Fl Boise ID 83702-7710
Larry C. Hunter	David P. Gardner
Randall A. Peterman	Julian E. Gabiola	Norman M. Semanko, of counsel	May 5, 2014
Mark S. Prusynski	Kimberly D. Evans Ross
Stephen R. Thomas	Jon A. Stenquist	Willis C. Moffatt, 1907-1980
Gerald T. Husch	Mark C. Peterson	Eugene C. Thomas, 1931-2010		208 345 2000 800 422 2889 208 385 5384 Fax www.moffatt.com
Scott L. Campbell	Tyler J. Anderson	John W. Barrett, 1931-2011
Patricia M. Olsson	Andrew J. Waldera	Kirk R. Helvie, 1956-2003
Christine E. Nicholas	C. Edward Cather III
Bradley J Williams	Benjamin C. Ritchie
Lee Radford	Matthew J. McGee

H. J. Heinz Company

1 PPG Place, Suite 3100

Pittsburgh, Pennsylvania 15222

Re:	Heinz Foreign Investment Company

MTBR&F File No. 15661 .0031

Ladies and Gentlemen:

This firm has acted as special Idaho counsel for Heinz Foreign Investment Company, an Idaho corporation (“HFIC”), in connection with the proposed registration pursuant to a Registration Statement (the “Registration Statement”) on Form S-4 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, by H.J. Heinz Company, a Pennsylvania corporation (the “Issuer”), of $3,100,000,000 in aggregate principal amount of 4.25% Senior Notes due 2020 (the “Exchange Notes”) to be guaranteed by HFIC, among others. The Exchange Notes are to be issued pursuant to the Indenture dated as of April 1, 2013 (the “Indenture”) by and between the Issuer and Wells Fargo Bank, National Association, as trustee and collateral agent.

For purposes of rendering our opinion set forth herein, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (the “Corporate Documents”): (i) the articles of incorporation of HFIC, (ii) Certificate of Existence for HFIC from the Idaho Secretary of State dated April 11, 2014, to the effect that HFIC was incoporated under the laws of Idaho and that HFIC is in good standing in the records of the Idaho Secretary of State, (iii) Article X of the Indenture (the “Guarantee”), and (iv) the supplemental indenture to the Indenture dated as of June 7, 2013 pursuant to which HFIC, among others, became party to the Indenture (the “Supplemental Indenture”).

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto, the due authorization, execution, and delivery of all documents by the parties thereto other than HFIC, and that all public records reviewed are accurate and complete.

H. J. Heinz Company

May 5, 2014

As of the date of this letter, based upon and subject to the foregoing, and subject to the exceptions, qualifications, limitations, comments and assumptions set forth in this letter, we are of the opinion that:

1.	HFIC was incorporated under the Idaho Business Corporation Act and exists in good standing under the laws of the state of Idaho.

2.	HFIC has power and authority under the Idaho Business Corporation Act to enter into and perform its obligations under the Guarantee.

3.	HFIC has authorized the execution and delivery of the Guarantee, and the performance of its obligations under the Guarantee by all requisite action under the Idaho Business Corporation Act.

4.	To the extent the law of the State of Idaho applies, excluding choice of law issues, the Guarantee is a binding obligation of HFIC.

The opinions set forth in this letter are subject to the following exceptions, qualifications, limitations, comments, and additional assumptions:

A.	The law covered by this opinion is limited to the law of the State of Idaho as set forth in codified statutes and reported case decisions. We express no opinion with respect to the law of any other jurisdiction and no opinion with respect to the statutes, administrative decisions, rules, regulations, or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

B.	Our opinions regarding the corporate status of the company are based solely on our review of the Corporate Documents.

C.	Our opinions are subject to (a) the effect of any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, suretyship, moratorium, assignment for the benefit of creditors, or other similar laws of general application affecting creditors’ rights and remedies, (b) the effect of general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and other similar equitable doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding at law or equity), and (c) the effect of public policy considerations that may limit the rights of parties to obtain certain remedies.

This opinion is limited to the matters set forth herein. No opinion may be inferred or implied beyond the maters expressly contained in this letter. This letter is an opinion of law, not a guarantee of a court decision. This opinion has been rendered as of the date hereof, and we disclaim any obligation to advise you of any changes in the circumstances, laws, or events that may occur subsequent to the date hereof or otherwise to update this opinion.

This opinion is furnished to you in connection with the filing of the Registration Statement. This opinion may not be used, circulated, quoted, or otherwise referred to for any other purpose without our prior express written consent, or used in any other transaction.

Very truly yours,

MOFFATT, THOMAS, BARRETT, ROCK & FIELDS, CHARTERED